UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2018 (December 21, 2018)

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14310	41-1838504
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

1099 Helmo Ave. N., Suite 250, Oakdale, Minnesota 55128
(Address of principal executive offices, including zip code)

(651) 704-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry Into a Material Definitive Agreement

On December 21, 2018, GlassBridge Enterprises, Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) by and between (i) the Company together with TME GmbH (“TME”) and Imation Europe B.V. (“Imation Europe”) (TME and Imation Europe, the “Affiliates”)(the Company, together with the Affiliates and Imation Deutschland GmbH, “Imation”) and (ii) Zentralstelle für private Überspielungsrechte (ZPÜ) Gesellschaft des bürgerlichen Rechts, with a business address at Rosenheimer Str. 11, 81667 München, represented by its member GEMA – Gesellschaft für musikalische Aufführungs- und mechanische Vervielfältigungsrechte (“ZPU”).

Background:

From January 1, 2003 through June 30, 2008, Imation Deutschland GmbH, which merged into TME in 2010 (“Imation DG”), imported certain products to Germany via a commercial distribution channel (the “Commercial Channel”) and private customer channel (the “Consumer Channel”). Imation DG paid a total of 11,819,331 EUR (approximately $13.5 million) in copyright levies to ZPU during that time. This included 4,481,500 EUR (approximately $5.12 million) paid by Imation DG as levies on Commercial Channel sales, and which were claimed back by TME from ZPU during arbitration proceedings before the Arbitration Board according to the German Act on the Protection of Copyright and Neighbouring Rights (the “Arbitration Board”) on December 30, 2013. ZPU denied such payments. Since then, Imation DG began to withhold the Consumer Channel levy against our Commercial Channel levy claim. The Consumer Channel levy withholding amount was reported as an accrued liability. As of today, the accrued levy liability is approximately $5.1 million. The Arbitration Board proposed a compromise payment from ZPU to TME in the amount of 2.52 million EUR (approximately $2.88 million) on February 27, 2017. Both TME and ZPU opposed the Arbitration Board’s compromise. As of the date of the Settlement Agreement, court proceedings were pending before the Higher Regional Court of Munich where TME requested reimbursement of 4,418,500 EUR (approximately $5.12 million) plus interest in the amount of five percent (5%) p.a. above the base interest rate (the “Reimbursement Action”). There is an additional, separate court proceeding pending between ZPU and TME before the Higher Regional Court of Munich where ZPU asserts a claim for reporting on sold hard disk drives (the “Reporting Action”). Further, there are arbitration proceedings pending before the Arbitration Board between ZPU and former customers of Imation DG and the Affiliates where ZPU asserts claims for copyright levies directly against certain former Imation customers (the “Customer Arbitration Proceedings”). The Reimbursement Action, the Reporting Action and the Customer Arbitration Proceedings shall together be known as the “ZPU Actions.”

Settlement Terms

Imation shall make a one-time payment of 150,000 EUR (approximately $171,368) (the “Settlement Payment”) to ZPU and the ZPU Actions shall, in consideration for the Settlement Payment, be withdrawn or terminated as necessary by each of Imation and ZPU. Imation shall irrevocably waive and abandon any claims, demands, and causes of action related to ZPU or any of the ZPU Actions. ZPU shall irrevocably waive and abandon any claims, and causes of action related to Imation (including the Company), or any of the ZPU Actions. For each of the Reimbursement Action, the Reporting Action and the Customer Arbitration Proceedings, each of Imation and ZPU shall bear 50% of the board and/or court or related fees under each action or proceeding, and shall further bear their own other expenses.

The foregoing is a brief description of the material terms of the Settlement Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Settlement Agreement, which is filed as Exhibit 10.1 hereto. The Settlement Agreement contains representations, warranties and covenants that were made for the purposes of such agreement and, as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed on by the contracting parties. The Settlement Agreement is not intended to provide any other factual information about the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Settlement Agreement, dated as of December 21, 2018, by and among Zentralstelle für private Überspielungsrechte (ZPÜ) Gesellschaft des bürgerlichen Rechts, and its members; and TME GmbH, Imation Europe B.V. and GlassBridge Enterprises, Inc. (formerly: Imation, Corp.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLASSBRIDGE ENTERPRISES, INC.

Dated: December 28, 2018	By:	/s/ Danny Zheng
	Name:	Danny Zheng
	Title:	Chief Financial Officer, Interim Chief Executive Officer